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SEC 1473 POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
(7-97) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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               UNITED STATES SECURITIES AND
                   EXCHANGE COMMISSION                     OMB APPROVAL
                  WASHINGTON, DC 20549
                                                       OMB Number: 3235-0104
                  INITIAL STATEMENT OF
                 BENEFICIAL OWNERSHIP OF               Expires: October 31, 2001
                       SECURITIES

FORM 3

          FILED PURSUANT TO SECTION 16(a) OF THE
             SECURITIES EXCHANGE ACT OF 1934,          Estimated average burden
           SECTION 17(a) OF THE PUBLIC UTILITY         hours per response .0.5
             HOLDING COMPANY ACT OF 1935 OR
            SECTION 30(f) OF THE INVESTMENT
                  COMPANY ACT OF 1940

(Print or Type Responses)
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1.                        2.               4.
Name and Address of       Date of Event    Issuer Name
Reporting Person*         Requiring        AND Tickler or
                          Statement        Trading Symbol
                          (Month/Day/Year)
                                           VPN Communications
                                           Corporation
                             03/02/00

(Last)  (First) (Middle)

Stevens Paul

(Street)                  3.               5.                  6.
                          I.R.S.           Relationship of     If Amendment,
3200 Bristol #700         Identification   Reporting person(s) Date of Original
                          Number of        to Issuer (Check    (Month/Day/Year)
                          Reporting        all applicable)
                          Person, if an
                          entity           _X_
                          (voluntary)      Director

                                           ---
                                           10% Owner

                                           X
                                           Officer (give
                                           title below)
                                           Executive Vice
                                           President__
                                           Other (specify
                                           below)
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(City)     (State)  (Zip)                                      7.
                                           ------------------  Individual or
Costa Mesa  Ca     92626                                       Joint/Group
                                                               Filing (Check
                                                               Applicable Line)

                                                               _X_
                                                               Form filed by One
                                                               Reporting Person

                                                               --
                                                               Form filed by
                                                               More than One
                                                               Reporting Person

             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
1.                        2.               3.                  4.
Title of Security         Amount of        Ownership Form:     Nature of
(Instr. 4)                Securities       Direct (D) or       Indirect
                          Beneficially     Indirect (I)        Beneficial
                          Owned (Instr. 4) (Instr. 5)          Ownership
                                                               (Instr. 5)
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              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
1.          2.           3.                4.        5.          6.
Title of    Date Exer-   Title and Amount  Conver-   Owner-      Nature of
Derivative  cisable and  of Securities     sion or   ship        Indirect
Security    Expiration   Underlying        Exercise  Form of     Beneficial
(Instr. 4)  Date         Derivative        Price of  Deriv-      Ownership
            (Month/Day/  Security          Deri-     ative       (Instr. 5)
            Year)        (Instr. 4)        vative    Securities:
                                           Security  Direct
            Date       Expira-    Title              (D) or
            Exer-      tion              Amount      Indirect
            cisable    Date              or          (I)
                                         Number      (Instr. 5)
                                         of
                                         Shares

Common
Stock                             See below #1

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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Explanation of Responses: #1 Individual is eligible to receive stock subject to various stock plans registered by this company pursuant to its S-8 filing.

       /s/ Paul Stevens                                           3/10/00
-------------------------------                                   -------
**Signature of Reporting Person                                    Date

*     If the form is filed by more than one reporting person, SEE Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.